Putnam Equity Income Fund
November 30, 2010 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	39,198
      Class B	1,411
      Class C   734

72DD2	Class M	381
          Class R   403
          Class Y   7,727

73A1		Class A	0.224
      Class B	0.117
      Class C   0.125

73A2		Class M	0.155
          Class R   0.195
          Class Y   0.258

74U1 	Class A	174,360
      Class B	9,258
      Class C   6,234

74U2 	Class M	2,337
          Class R   2,994
          Class Y   24,370

74V1		Class A	14.09
      Class B	13.95
      Class C   13.98

74V2		Class M	13.96
          Class R   14.01
          Class Y   14.09

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.